MILLER BUILDING SYSTEMS, INC.             EXHIBIT 21

                      SUBSIDIARIES OF THE REGISTRANT

                               JUNE 28, 1997


The subsidiaries of the Registrant are as follows:

     EFFECTIVE:  June 29, 1997


                                                            Percentage of Voting
                                              Incorporated   Securities Owned By
          Name                                Under Law of:    Immediate Parent


Miller Building Systems of Indiana, Inc.         Indiana               100%

Miller Building Systems of Pennsylvania,Inc.     Indiana               100%

Miller Building Systems of Kansas, Inc.           Kansas               100%

PME Pacific Systems, Inc.                       California             100% (1)

Miller Building Systems of South Dakota,Inc.   South Dakota            100% (2)


(1)  Inactive Corporation with no assets.

(2)  Wholly-owned subsidiary of Miller Building Systems of  Kansas, Inc.